SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

Commission File Number: 333-144888

SN Strategies Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	01-0660195 (I.R.S. Employer Identification No.)
1077 Balboa Avenue, Laguna Beach, California (Address of principal executive offices)	92651 (Zip Code)
(714) 651-8000 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2008, SN Strategies Corp. (“Registrant”) signed a term sheet pursuant to which the Registrant to agreed to enter into a definitive merger agreement with Visual Network Design Inc. (“VND”). Under the proposed terms, VND would merge with the Registrant, or its wholly owned subsidiary to be formed, whereby, upon effectiveness of the merger, the stockholders of VND would hold approximately 92% of the outstanding shares of capital stock of the Registrant and the stockholders of the Registrant would own approximately 8% of the outstanding shares of capital stock of the Registrant. The term sheet provides, among other things, that the definitive merger agreement will be signed within 20 days of the execution of the term sheet. The Registrant and VND agreed that, during such 20-day period, each would deal exclusively with the other with respect to any merger, sale or acquisition involving either party and would not solicit or entertain offers or inquiries from other persons or entities or provide information to, or participate in, any discussions or negotiations with any persons or entities with respect to any proposed transaction.  The definitive agreements are to include customary closing conditions satisfactory to the parties and their respective counsel, including the following:  (i) consummation of all required definitive instruments and agreements; (ii) obtaining all necessary board, stockholder and third party consents; and (iii) satisfactory completion by the parties of all necessary technical and legal due diligence.

The proposed merger is pending and the Registrant has not entered into any definitive merger agreement with VND. The material terms of the definitive agreements are yet to be fully negotiated and drafted. The Registrant cannot guaranty that it will enter into a definitive merger agreement or that the merger transaction with VND will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SN Strategies Corp.

January 5, 2009	By:	/s/ Michael Hawks
Michael Hawks
President, Secretary, Treasurer and a director.